Exhibit 99.5

FORM OF LETTER
EXIDE TECHNOLOGIES

21,428,571 Shares of Common Stock

Offered Pursuant to Rights
Distributed to Stockholders of
Exide Technologies

[          ], 2006

To Our Clients:

Enclosed for your consideration are a prospectus dated [          ], 2006 (the “Prospectus”), and the “Instructions as to Use of Exide Technologies Rights Certificates” relating to the offering (the “Rights Offering”) by Exide Technologies (“Exide”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”), at the close of business on [          ], 2006 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, Exide is offering an aggregate of 21,428,571 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., Eastern Daylight Time, on [          ], 2006, unless extended in the sole discretion of Exide (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive 0.85753 Rights for each share of Common Stock carried by us in your account as of the Record Date.

Each full Right will allow you to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $3.50 per share (the “Subscription Price”).

The Rights will be evidenced by non-transferable Rights Certificates and will cease to have any value at the close of business on the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME, EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Once you have exercised the Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS
OFFERING SHOULD BE DIRECTED TO GEORGESON SHAREHOLDER COMMUNICATIONS INC.
THE INFORMATION AGENT, AT THE FOLLOWING TELEPHONE NUMBERS:
(888) 206-5896 OR, FOR BANKS AND BROKERAGE FIRMS, (212) 440-9800

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